GENERAL ASSEMBLY AGREEMENT

BETWEEN

Source One International Co. Ltd

AND

WATER NOW, INC.

THIS GENERAL ASSENBLY AGREEMENT (the "Agreement") is made effective as of the 7 day of April, 2017 by and between Source One International Co. Ltd. ("Supplier"), with its place of business at 298 Yong Ding West Road, Economic Development Zone Taizhou, Jiangsu, China 235300 and Water Now, Inc. ("Customer"), with its place of business at 4565 Village Creek Rd., Fort Worth, TX 761 19.

This Agreement shall remain effective and shall govern all pending sales transactions between the parties for a period of two years or until either party tenders a written notice of withdrawal from the Agreement to the other party as set forth below or until the parties enter into another contract that expressly supersedes this one. This Agreement may be renewed prior to the end of the then-applicable term for an unlimited number of one year terms by either party upon thirty (30) days written notice to the other party, with the other party's acceptance of such notice. Acceptance may be by accepting or making an order for Products, or by express written acceptance.

RCITALS

WHEREAS, Supplier wishes to engage in manufacturing of the product code-named "Aqua Lite" defined in this Agreement on behalf of Customer.

NOW, THEREFORE, for good and valuable consideration of the covenants contained herein, intending to be bound hereby, Supplier and Customer agree as follows:

AGREEMENT

1.	Definitions

The term "Products" shall mean the product known by the name "Aqua Lite" which is to be assembled by Supplier pursuant to this Agreement.

The term "Order" shall mean a purchase order form submitted by Customer to initiate manufacturing of Products by Supplier.

2.	Sale of Products

Supplier agrees to assemble and deliver to Customer such number of units of the Products from the effective date of this Agreement until termination as are ordered by Customer, except as further set forth in this Agreement. All units of the Products assembled and delivered pursuant to this Agreement shall conform to the written specifications agreed to between Customer and Supplier.

3.       Exclusivity and Requirements

Customer will not be required to use Supplier for all its manufacturing needs, unless Supplier provides a firm sales forecast, pursuant to Supplier's rights of sale in Paragraph I I below. If Supplier provides a firm sales forecast, Customer shall order all required Products from Supplier to meet such forecasts.

4.       Order Procedure

(a)       Order Form

Customer must submit an Order form to begin production of the Products. In placing an Order hereunder, Customer may use its own Order form. Any forms or other Order documents used by the parties in placing an Order hereunder may be used for convenience only.

Any terms or conditions contained therein, other than a description of the Products being ordered and delivery schedules, that are inconsistent with or in addition to the terms and conditions of this Agreement shall not be enforced or in effect.

(b)	Order Time Frame

Customer shall submit an Order for the Products within 105 days before the delivery date requested in the Order. No less than 60 days and no more than 120 days shall be the customary production time required to manufacture and assemble the Products, subject to delivery of all components required. Delivery will be made to Customer on the dates and in the quantities specified in the Order. In the event delivery is not feasible, Supplier must notify Customer and propose an alternative delivery schedule; Customer may accept or not.

(c)	Quotations

When the Products to be manufactured require a custom price quotation due to configurations of equipment not covered in the basic quotation, the Customer must request an individual custom piece production quotation.

(1)	Quotation requests must be submitted to Supplier either via fax or email.
(2)	Time is of the essence for both parties. Supplier shall submit quotations to Customer by fax or email within I business day of the request. In the event that a quotation requires more than) business day response time, Supplier shall notify Customer as soon as possible of the delay and provide an estimate of when the quotation will be made available.

UNDER NO CIRCUMSTANCES SHALL ORDERS BE ACCEPTED WITHOUT A VALID PURCHASE ORDER FROM CUSTOMER.

5.       Price

The price under this Agreement will be in accordance with the latest price quotation provided by Supplier to Customer. The parties shall use their commercially reasonable efforts to agree, in writing, to the initial price quotation for the Products within two weeks of the date of this Agreement.

(a) Prices will be F.O.B. Supplier's place of business.

(b) Customer may elect to use its preferred shipping method and carrier. Freight, shipping costs, sales, excise and similar taxes imposed by governmental authorities will be the responsibility of the Customer

6.	Payment Terms

Unless otherwise indicated on the Customer's first invoice for the completed sales order shall be paid within 30 days following the invoice date with a 30% deposit towards the initial invoice. Subsequent Invoices shall be paid no later than 60 days from date of Invoice. Invoices shall not be dated prior to the date that the Products subject to such invoice have been made available for shipment.

 Increases to pricing under this agreement must be provided by Supplier to Customer in writing no less than 90 days prior to the effective date of the intended pricing increase.

7.	Billing

All Invoices and statements shall be communicated promptly to:

WATER NOW, INC. 4565 Village Creek Rd.

Fort Worth, TX 761 19

8.	Shipment and Risk of Loss

Shipment and risk of loss will be F.O.B. Supplier's place of business.

9.       Components

Customer understands that Supplier will not manufacture all components to the Products, and some of the components may be manufactured inside or outside of the United States. All final assembly of the heater components shall occur in the United States. The components used must be sourced sufficiently that the Products may be identified as "Made in the US" or other similar moniker pursuant to Federal Trade

Commission Standards. Supplier intends to use the following components, in addition to those components that Supplier manufactures:

Ducar DG9000E Generator

Mobile delivery cart with hand and towing capability and oversized tires

Base frame for unit mounting

Steel jacket cabinet for heater

Powder coated protection cowling

One color cardboard packaging box with instructions and illustrated parts list

If specific components cannot be provided by the respective manufacturers in order to the Order Time frame outlined above, Source One may NOT substitute a component of substantially equal quality, specifications, and capabilities without the prior approval of Customer, all alternate suppliers must be disclosed. Substitutes must also meet the standard set forth above.

10.       Inspection and Acceptance.

All Products delivered under this Agreement must be inspected and approved by Customer at its place of business before acceptance. Defective or excess Products, or Products manufactured by Supplier not in accordance with Customer's specifications, may be rejected by Customer and returned to Supplier, or held by Customer at Supplier's expense and risk. If after 30 days such Products have not been reclaimed or disposed of by Supplier, Customer may sell or otherwise dispose of them for Supplier's account. The unit price for the rejected Products may be debited against the invoice covering the shipment in which such Products were included. In the event payment is made for Products that the Customer has not inspected, payment shall be deemed acceptance of the Products.

Supplier shall provide to Customer or its designated representatives, upon prior written notice of not less than three (3) days, and during normal business hours, reasonable access to all facility(ies) utilized by Supplier for the assembly ofthe Products, sufficient for Customer or its designated representatives to monitor the use of all proprietary technology of Customer during the manufacture and assembly of the Products and to assure compliance with the terms of this Agreement and all quality requirements of Customer, which access shall include review by Customer or its designated representatives of pertinent documents and records related to such assembly process. Supplier shall act promptly and in good faith to provide such access so long as such access does not materially disrupt Supplier's operation of its business.

11.       Sales by Supplier

It is anticipated that Supplier may sell the Products using Supplier's own distribution and sales channels, or any such channels developed in the future. Supplier's sales will be governed by a separate agreement. Subject to the terms in such separate agreement, Supplier may sell in any region except Africa, India, Pakistan, and Afghanistan.

12.        Warranty

Supplier warrants the Products that they manufacture are free against defects in material and workmanship for a period of 365 days from the date of shipment for those Products sold by Customer in the North America, Central America, and South America. Supplier's obligation under this warranty is limited to repair or replacement of the Product that proves to be defective upon inspection according to specifications agreed upon by Supplier and Customer on manufactured Products.

This warranty does not apply to any Products that have been repaired or altered by any person other than the Supplier in a manner that Supplier determines adversely affects the performance or reliability of the Products.

This warranty does not apply to any Products that have been subject to misuse, neglect, lack of maintenance, or accident.

This warranty is in lieu of all other warranties, expressed or implied, including any warranty as to the merchantability or fitness for a particular purpose. Under no circumstances shall Supplier be responsible for any damages to other property of Customer, loss of use or downtime, loss of profit or goodwill, or any incident or consequential damages under this warranty.

Supplier is not responsible for any warranty of sourced products, supplied by the customer as part o fthe suppliers build out, however sourced product used by the supplier in order to complete their manufacturing is their responsibility to warrant under this agreement.

No warranty, express or implied, including any warranty as to the merchantability or fitness for a particular purpose, is provided for any sales other than those outlined in this paragraph. However, Customer will have use of the Maruyama certified technical support centers available to assist such sales where Maruyama pumps are involved.

13.       Non-Disclosure

Customer shall not reveal any tooling, specifications, materials, drawings, designs, or other property, including but not limited to, any data or information supplied by Supplier; nor disclose to third parties any of the details connected with this Agreement without the prior written consent of Supplier. All specifications, or other information relating to the Products shall be the sole property of Customer, and Supplier agrees to deliver the same to Customer upon Customer's request. Supplier shall use the proprietary technology of Customer only in connection with supplying the Products under this Agreement and for no other purpose. Supplier acknowledges and agrees that Customer may disclose the contents of this Agreement to such regulatory authorities, including but not limited to the United States Securities and Exchange Commission, as it deems reasonable or necessary.

 14.    Assignment

This Agreement binds and inures to the benefit of Supplier, its successors and assigns and Suppliers customers for the Products. It also binds and inures to the benefit of Supplier, its successors and assigns. Supplier may not assign any right or interest in this Agreement or delegate the performance of any of its obligations, except with Customer's prior written consent.

15.       Force Majeure

Customer and Supplier will be excused for delay or failure to make or accept delivery hereunder if such delay or failure results from acts or omissions that are beyond the reasonable control and without the fault or negligence of the delayed party. This includes without limitation, Government embargoes, blockades, seizure or freeze of assets, delays or refusals to grant an export license or the suspension or revocation thereof, or other acts of the Government, fires, floods, severe weather conditions, or any other acts of God, quarantines, labor strikes or lockouts, riots, strife, insurrection, civil disobedience, war, material shortages or delays in deliveries to Supplier by third parties. Each party shall promptly notify the other of any such delay or failure and the cause thereof.

16.       Termination

Either party may terminate this agreement by receipt of written notice to the other in the event that production is not possible. Written notice may be delivered by regular mail or fax. Such termination will become effective one hundred eighty (180) days after receipt by the other party.

(a)	Supplier Initiated Termination:

Supplier may terminate this Agreement immediately and cancel any Order issued hereunder by giving written notice to Customer if:

(1)	Customer refuses or fails to make payment for conforming Products within the time due under this Agreement or an extension thereof; or
(2)	Customer fails to comply with provisions of this Agreement and does not cure any such failure within a period often days after written notice from Supplier specifying such failure; or
(3)	Customer becomes subject to bankruptcy, receivership, insolvency, or institutes or has instituted against it a proceeding for any of the foregoing or if Customer's assets are attached or assigned to creditors.

In the event of termination, Supplier shall resell any materials manufactured at the time often-termination for any pending Order or shall reconfigure them, as reasonably necessary for resale, and resell unfinished goods for scrap or salvage.

Customer shall be liable to Supplier for any excess cost incurred by Supplier as a result of such termination, unless the default of Customer is due to causes described in the section of this Agreement on Excusable Delay and without the fault or negligence of Customer.

(b)	Customer Initiated Termination:

(1)	Upon receipt of such notice, Supplier shall, to the extent specified in the notice, stop work and any placement of subcontracts for a pending Order, terminate work under outstanding subcontracts, and take any necessary action to protect property in Supplier's possession in which Customer has or may acquire an interest.
(2)	In the event of Customer initiated termination, Customer shall pay to Supplier, without duplication:

(i) Amounts due for Products; and

(ii) Actual costs incurred by Supplier if properly allocable or apportioned under recognized commercial accounting practices to the terminated portion of the Order, including but not limited to liabilities to subcontractors that are allocable, and excluding any changes for interest or material or parts that may be delivered to another Order; and

(iii) Reasonable profit on work actually done by Supplier prior to such termination; and

(iv) Reasonable costs of settlement, provided that the total to be paid by Customer under this paragraph shall not exceed the Order price and provided further that if it appears that Supplier would have sustained a loss on the entire Order had it been completed, no profit shall be included or allowed, and an appropriate adjustment shall be made reducing the amount of the settlement to reflect the indicated rate of loss.

Termination of this Agreement by Customer will not affect a pending Order or custom Order.

17. Compliance with Laws

Products to be furnished under this Agreement shall be produced in compliance with all applicable federal, state and local laws, regulations and ordinances of the United States.

18.	Choice of Law

This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Texas and the parties hereby irrevocably consent to the jurisdiction of any state or federal court in Tarrant County, Texas for the resolution of any lawsuit brought to enforce any right or obligation arising hereunder.

19.	Remedies

The remedies herein provided shall be cumulative and in addition to any other remedies allowed by law or in equity. No waiver of a breach of any provision of this Agreement by either party shall constitute a waiver of any other breach of this Agreement at the present or a future time of any other right. Failure by either party to assert all or any of its rights upon any breach of this Agreement shall not be deemed a waiver of such rights either with respect to such breach or any subsequent breach, nor shall any waiver be implied from the acceptance of any payment or service. No waiver of any right shall extend to or affect any other right either party may possess, nor shall such waiver extend to any subsequent similar or dissimilar breach.

20.       Indemnity

(a)	Supplier agrees to indemnify, defend and hold harmless Customer, its directors, officers, agents and employees in all respects from and against any and all claims, demands, suits or causes of action and any resulting settlements, awards or judgments, together with all costs and expenses (including reasonable attorneys' fees) (collectively, "Claims") arising out of (i) Supplier's breach of its obligations under this

Agreement, (ii) the negligence or wrongful conduct of Supplier in its obligations under this Agreement, and (iii) the Products (including, but not limited to any property damage or bodily injury), but only to the extent that Supplier's negligence or wrongful conduct was the primary factor in the Products causing such property damage or bodily injury. This provision will survive the termination of this Agreement.

(b)	Customer agrees to indemnify, defend and hold harmless Supplier, its directors, officers, agents and employees in all respects from and against any and all Claims arising out of (i) Customer's breach of its obligations under this Agreement, (ii) the negligence or wrongful conduct of Customer in its obligations under this Agreement; or (iii) the Products (including, but not limited to any property damage or bodily injury), but only to the extent that Supplier does not owe indemnification therefore to the Customer pursuant to subsection (a)(iii) above. This provision will survive the termination of this Agreement.
21.	Limitations of Liability

Customer's liability to Supplier hereunder shall not, under any circumstances, be greater than the total dollar amount of a particular Order issued pursuant to this Agreement from which a dispute may arise.

22.	Severability

If any provision of this agreement is found to be invalid or unenforceable, then the remainder shall have full force and effect, and the invalid provision shall be modified or partially enforced to the maximum extent permitted by law to effectuate the purpose of the agreement. To the extent permitted by law, each party hereby waives any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.

23.	Entire Agreement

This instrument contains the entire agreement between the parties, and it is expressly understood and agreed that no promises, provisions, terms, warranties, conditions or obligations whatsoever, whether express or implied, other than herein set f01th, shall be binding upon either party. Any subsequent additions, deletions or modifications to this agreement shall not be binding upon the parties unless the same are mutually agreed upon and incorporated herein in writing signed by both parties.

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IN WITNESS WHEREOF, the parties indicate their acceptance to the terms and conditions of this Agreement by signing and dating below.

Water Now, Inc.

By

Source One International Ltd.

By

Some of the consequences of unsafe drinking water are:

•        Unsafe water causes 80% of diseases and kills more people every year than all forms of violence, including war.

•        A third of the world's population endures some form of water scarcity due to unsafe water conditions.

•        Half of the world's hospital beds are filled with people suffering from water-related illnesses.

•        Dysentery remains the second leading cause of death among children under five globally and kills more children than AIDS, malaria and measles, combined.

The Aqua product line meets or exceeds EPA standards regarding the removal of the following regulated contaminants:

Contaminant	Aqua Base Model	Aqua+ Model
Pathogens	☐	☐
Microorganisms: Cryptosporidium, Giardia lamblia, Legionella, Coliforms, Viruses	☐	☐
Organic Chemicals: Benzene, Chloroform, Naphthalene, Phenol, Styrene, Toluene, Trichloroethene	☐	☐
Inorganic Chemicals: Antimony, Arsenic, Barium, Berylliam, Cadmium, Chloride, Chromium, Copper, Cyanide, Flourine, Lead, Inorganic Mercury, Selenium, Thallium	☐	☐
Salt		☐

The Aqua product line